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EXHIBIT 5

        AMENDED CERTIFICATE OF DESIGNATION,
PREFERENCES, AND RIGHTS OF SERIES A
JUNIOR PARTICIPATING PREFERRED STOCK
OF
divine, inc.

        The undersigned officers of divine, inc. (the "Corporation"), formerly known as divine interVentures, inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

        That pursuant to the authority conferred upon the Board of Directors by the Third Amended and Restated Certificate of Incorporation, as amended, of the said Corporation, the said Board of Directors on May 23, 2002, adopted the following resolution amending the Certificate of Designation, Preferences, and Rights of Series A Junior Participating Preferred Stock, filed on February 23, 2001 (the "Certificate of Designation"):

1.    The Certificate of Designation as originally filed is hereby affirmed in all respects except that Section 1 of the Certificate of Designation is hereby amended and restated to read in its entirety as follows:

          Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting such series shall be 2,000,000.

***[Signature Page Follows]***

EXHIBIT 5

        IN WITNESS WHEREOF, divine, inc. has caused this certificate to be signed by Andrew J. Filipowski, its Chief Executive Officer, and attested by Jude M. Sullivan, its Secretary, this 29th day of May, 2002.

divine, inc.
By	/s/ ANDREW J. FILIPOWSKI Andrew J. Filipowski Chief Executive Officer

ATTEST:

/s/ JUDE M. SULLIVAN Jude M. Sullivan Secretary

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  EXHIBIT 5